                                                                    Exhibit 12.4

                             CORAL RESERVES, INC.
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                                            Three months ended
                                                           Years ended December 31,                              March 31,
                                                           ------------------------                              ---------
                                            1995        1996         1997          1998          1999        1999         2000
                                            ----        ----         ----          ----          ----        ----         ----
Earnings
--------
Pre-tax Income                             193,673    (160,130)        (299)     (107,268)      11,185     (19,737)     (19,932)
Add: Interest Expense                       47,000     104,067      107,835       129,793      292,159      42,244       90,441
                                           -------    --------     --------      --------     --------     -------      -------
                                           240,673     (56,063)     107,536        22,525      303,344      22,507       70,509


Fixed Charges
-------------
Interest Expense                            47,000     104,067      107,835       129,793      292,159      42,244       90,441
                                           -------    --------     --------      --------     --------     -------      -------


Ratio of earnings to
     fixed charges                           5.1:1          (1)       1.0:1         0.2:1        1.0:1       0.5:1        0.8:1

(1) Earnings were insufficient to cover fixed charges by $56,063 in 1996